July 29, 2003

L.L. Bradford & Company, LLC
3441 S. Eastern Avenue
Las Vegas, Nevada 89109

Dear Sir or Madam:

In connection with your review of the financial statements of SkyBridge Wireless Inc as of and for the three and six months ended June 30, 2003, for the purpose expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles in the United States, we confirm, to the best of our knowledge and belief, the following representations made to you:

     1. We are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles in the United States. We are also responsible for adopting sound accounting policies, establishing and maintaining internal control, and preventing and detecting fraud.

     2.   We have made available to you all:

          a.   Financial records and related data.
          b. Information relating to all statutes, laws, or regulations that have a direct effect on our financial statements.
          c. All reports from other accountants who have been engaged to make a review of interim financial information of significant components of the reporting entity, its subsidiaries, or its other investees.
          d. All information relating to contracts with and results of work by specialists.

     3. We have no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

     4. The following have been properly recorded or disclosed in the financial statements:

          a. Related party transactions and related amounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees have been properly recorded or disclosed in the financial statements.

L.L. Bradford & Company, LLC
3441 S. Eastern Avenue
Las Vegas, Nevada 89109
Page 2



               For the purpose of this letter, we understand the following to be the definition of the term "related party": Affiliates of the enterprise; entities for which investments are accounted for by the equity method by the enterprise; trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; principal owners of the enterprise; its management; members of the immediate families of principal owners of the enterprise and its management; and other parties with which the enterprise may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Another party also is a related party if it can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

          b. Arrangements with financial institutions involving compensating balances or other arrangements involving restrictions on cash balances and line-of-credit or similar arrangements.

          c.   Agreements to repurchase assets previously sold.

          d.   Contractual obligations for purchase of assets.

          e. Liens, encumbrances, or subordination of assets pledged as collateral in any way.

          f.   Subordination of any liabilities.

          g.   All lease or rental obligations under long-term leases.

          h. Information relating to risks and uncertainties existing as of the date of those statements regarding nature of operations, use of estimates in the preparation of financial statements, certain significant estimates, and current vulnerability due to certain concentrations in accordance with Statement of Position 94-6, Disclosure of Certain Significant Risks and Uncertainties.

               Significant estimates are estimates at the balance sheet date that which could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets for which events could occur which would significantly disrupt normal finances within the next year.

          i. Environmental liabilities, which must be disclosed in accordance with Statement of Financial Accounting Standards No. 5 [AC section C59] (criteria as interpreted by Statement of Position 96-1, paragraph 5.6).

     5. There are no guarantees, whether written or oral, under which the company is contingently liable.

L.L. Bradford & Company, LLC
3441 S. Eastern Avenue
Las Vegas, Nevada 89109
Page 3


     6.   There are no:

          a. Undisclosed violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency except as noted in the financial statements.

          b. Unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5.

          c. Material transactions that have not been properly recorded in the accounting records underlying the financial statements.

          d. Other material liabilities or gain or loss contingencies that are required to be accrued or disclosed by Statement of Financial Accounting Standards No. 5.

          e. Communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices.

     7. The Company has complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of a noncompliance.

     8.   Provision, when material, has been made to:

          a.   Reduce all investments for permanent decline in values.

          b. Adjust long-lived assets, certain identifiable intangibles, and related goodwill in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

     9. We have made available to you all agreements entered into by the Company.

     10. The Company has satisfactory title to all owned assets, and there are no such liens or encumbrances on assets nor has any asset been pledged.

     11. No events have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in, the financial statements except as noted in the Company's financial statements.

     12. We have responded fully to all inquiries made to us by you during your review.

     13. We are responsible for establishing and maintaining disclosure controls and procedures and have:

          a. designed such disclosure controls and procedures to ensure that material information relating to the financial statements is being prepared.

          b. evaluated the effectiveness of the controls and procedures as of a date within 90 days prior to the filing date of the financial statements.

     14. Based on our evaluation of internal controls, there are no significant deficiencies in the design or operation of internal controls which could adversely affect the financial statements.

L.L. Bradford & Company, LLC
3441 S. Eastern Avenue
Las Vegas, Nevada 89109
Page 4


     15. There is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls.




-----------------------
James Wheeler
Chief Executive Officer



-----------------------
Jason Neiberger
President